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EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

STATE/PROVINCE OF NAME	INCORPORATION
Cintas Corporation No. 3	Nevada
Cintas Corporation No. 2	Nevada
Cintas Canada Limited	Ontario, Canada
Cintas Corporation No. 8, Inc.	Nevada
Cintas Corporation No. 15, Inc.	Nevada
Respond Industries, Incorporated	Colorado
Cintas—R.U.S., LP	Texas Partnership
American First Aid Company	Maryland
Cintas First Aid Holdings	Nevada
XPECT First Aid Corporation	Kansas
Uniforms To You—Canada, LTD.	Quebec, Canada
Affirmed Medical, Inc.	California
Unitog De Honduras, S.A.	Honduras
Uniforms To You Mexico S.A. de CV	Mexico
Empresa Cintas de Mexico S.A. de CV	Mexico
LLT, Inc.	Virginia
3065521 Nova Scotia Company	Nova Scotia, Canada
3065520 Nova Scotia Company	Nova Scotia, Canada
Cintas Canada Investment Limited Partnership	Alberta, Canada
Ensambles de Coahuila S.A. de C.V.	Mexico
Cintas Cleanroom de Mexico S.A.	Mexico

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  EXHIBIT 21
SUBSIDIARIES OF REGISTRANT